EXHIBIT 21.1

SUMMIT MIDSTREAM PARTNERS, LP

LIST OF SUBSIDIARIES

Name	State or other jurisdiction of incorporation or organization
Summit Midstream Holdings, LLC	Delaware
Grand River Gathering, LLC	Delaware
DFW Midstream Services LLC	Delaware
Bison Midstream, LLC	Delaware
Summit Midstream Finance Corp.	Delaware
Red Rock Gathering Company, LLC	Delaware
Polar Midstream, LLC	Delaware
Epping Transmission Company, LLC	Delaware
Summit Midstream Utica, LLC	Delaware
Meadowlark Midstream Company, LLC	Delaware
Mountaineer Midstream Company, LLC	Delaware
Summit Midstream OpCo, LP	Delaware
Summit Midstream Marketing, LLC	Delaware
Summit Midstream Niobrara, LLC	Delaware
Summit Midstream Permian, LLC	Delaware
Summit Midstream Permian Finance, LLC	Delaware
Summit Midstream Permian II, LLC	Delaware
Summit Permian Transmission, LLC	Delaware
Summit Permian Transmission Holdco, LLC	Delaware

EX 21.1-1